Exhibit 16.1

June 13, 2006

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom it May Concern:

We have read Item 4.01 of Form 8-K dated June 13, 2006, of Procera Networks, Inc. and are in agreement with the statements contained therein.

Very Truly Yours,

/s/ Burr, Pilger & Mayer LLP
Burr, Pilger & Mayer LLP